Exhibit 99.1

Synergy CHC Corp. (NASDAQ: SNYR) Announces Nationwide EG America Rollout for FOCUSfactor® Focus + Energy

EG America, 6th Largest U.S. Convenience Chain, Bolstering 1,600+ High-Traffic Locations Nationwide

WESTBROOK, Maine, Aug. 18, 2025 (GLOBE NEWSWIRE) -- Synergy CHC Corp. (NASDAQ: SNYR) (“Synergy” or the “Company”), a leading consumer health and wellness company, today announced a major retail distribution win for its FOCUSfactor Focus + Energy beverage line through EG America, the 6th largest convenience store chain in the United States.

With more than 1,600 locations nationwide under banners including Cumberland Farms, Certified Oil, Kwik Shop, Loaf ‘N Jug, Minit Mart, Tom Thumb, and Turkey Hill, EG America is recognized for innovation in convenience retail and premium consumer offerings. The Q4 2025 rollout will significantly expand FOCUSfactor’s footprint in the fast-growing functional beverage market.

“EG America has consistently set the standard for innovation in the convenience store channel, making them an ideal partner for expanding the presence of FOCUSfactor Focus + Energy,” said Jack Ross, CEO of Synergy CHC Corp. “Our blend of cognitive-supporting and energy-enhancing ingredients meets the needs of today’s performance-driven consumers - and EG America’s scale ensures we can deliver that value to millions more shoppers nationwide.”

Beverage Growth Drivers

The EG America partnership positions FOCUSfactor at the forefront of two surging consumer trends:

Brain Health: A mainstream wellness category fueled by growing interest in memory, focus and cognitive performance.

Functional Beverages: One of the fastest-growing segments in the beverage industry, delivering health benefits alongside flavor and refreshment.

●	This milestone builds on 25+ years of FOCUSfactor leadership in brain health and aligns with Synergy’s strategy to expand its beverage business across mass, grocery, convenience, and specialty retail. With momentum building across product lines and geographies, the Company anticipates announcing additional retail and distribution gains in the months ahead.

About Synergy CHC Corp.

Synergy CHC Corp. develops and markets consumer health and wellness products, led by its flagship brands FOCUSfactor® and Flat Tummy®. FOCUSfactor®, a clinically studied brain health supplement and functional beverage line with a 25-year legacy, enjoys established distribution in the U.S., Canada, and the U.K. through major retailers including Costco, Walmart, Amazon, BJ’s, and Walgreens, among others. The brand continues to accelerate growth, penetrating new markets both domestically and internationally, with recent retail wins across mass, grocery, pharmacy, convenience, and wholesale channels poised to drive meaningful gains in late 2025. Flat Tummy® complements Synergy’s portfolio as a lifestyle brand focused on women’s wellness and weight management.

Investor Relations

Gateway Group

Cody Slach, Greg Robles

949.574.3860

SNYR@gateway-grp.com